Exhibit 10.5

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Release Agreement”) is between Chemical Financial Corporation and Chemical Bank (collectively with all of their affiliates, the “Corporation”), on the one hand, and David B. Ramaker (“Executive”), on the other hand.

WHEREAS, Executive has served as the Chief Executive Officer and President of the Corporation, and as a member of the Board of Directors (the “Board”) of the Corporation and Chemical Bank; and

WHEREAS, the parties have agreed that Executive’s employment relationships with the Corporation will terminate effective as of August 8, 2017 (“Separation from Service”) and the parties seek to effect an orderly termination.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties agree as follows:

1.
Any and all employment relationships between Executive and the Corporation shall terminate as of the Separation from Service. Executive hereby waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Corporation. Executive hereby resigns from all positions with or representing the Corporation, including but not limited to, membership on the Boards of the Corporation, Chemical Bank, their subsidiaries and affiliates. The boards from which Executive agrees to resign, excluding membership on the boards of the Corporation, Chemical Bank, and their subsidiaries and affiliates are as follows: Midland Tomorrow, Midland Business Alliance, Economic Development Corporation of Midland County, Brownfield Authority, MBA PAC Board, Momentum Midland, Business Leaders for Michigan, and the HH and Grace A Dow Foundation.

2.	Effective with the Separation from Service, Executive is relieved of all duties and obligations to the Corporation, except as provided in this Release Agreement.

3.
Pursuant to this Release Agreement, and subject to the terms and conditions set forth herein, the Corporation shall make the following payments, which also satisfy the requirements under Executive’s Employment Agreement with the Corporation, dated August 31, 2016 (the “Employment Agreement”):

a.
The Corporation shall pay Executive salary continuation in an amount equal to $2,755,322. Salary continuation payments shall begin on the first regular payroll date occurring at least eight (8) calendar days after Executive executes this Release Agreement without revocation. The payments shall be made according to the following schedule:

i.	For the first six (6) months after Executive’s Separation from Service, Executive shall be paid $90,000 per month, to be paid in 13 bi-weekly payments equal to $41,538.46;

ii.	On the first regular payroll date of the seventh (7th) month after Executive’s Separation from Service, Executive shall be paid a catch-up payment equal to $148,830; and

iii.
Beginning with the first regular payroll date of the seventh (7th) month after Executive’s Separation from Service, Executive shall be paid a monthly sum of $114,805.08, to be paid in 39 bi-weekly payments equal to $52,986.92.

b.
The Corporation shall pay Executive a lump sum payment equal to $20,087.76 on the first regular payroll date occurring at least eight (8) calendar days after Executive executes this Release Agreement without revocation.

c.
On the eighth (8th) day immediately following the date Executive executes this Release Agreement without revocation, the 56,494 nonqualified stock options described below shall automatically vest and Executive shall have three (3) years from his Separation from Service to exercise those options:

Grant Date	2-16-16	2-21-17
Price at Grant	$32.81	$53.72
Number of Shares	32,195	24,299

d.
On the eighth (8th) day immediately following the date Executive executes this Release Agreement without revocation, the 9,667 time-based restricted stock units described below shall automatically vest and become convertible into the Corporation’s Common Stock, with settlement to occur within seven (7) days thereafter.

Grant Date	2-22-13	2-18-14	2-27-15	2-16-16	2-21-17
Number of Shares	2,178	1,934	2,028	2,012	1,515

e.
On the eighth (8th) day immediately following the date Executive executes this Release Agreement without revocation, the performance-based stock units (“PSUs”) identified below shall remain outstanding, subject to their original performance goals. The restrictions under each grant shall not lapse until the Corporation has determined that the applicable performance goals have been attained and the level to which such goals have been attained, at which time the restrictions shall lapse on the number of units corresponding to the level of attained performance, and such units shall become convertible into the Corporation’s Common Stock, with settlement to occur as soon as administratively feasible, on the same date as settlement occurs for the other holders of PSUs for the applicable performance period.

Grant Date	2-27-15	2-16-16	2-21-17
Number of Shares	13,525	13,529	9,770

f.
Corporation shall provide Executive with executive-level outplacement services through an outplacement services firm selected by the Corporation with the Executive’s approval, which shall not be withheld if the firm selected is reputable, for a period not to exceed twelve (12) months after Executive’s Separation from Service. The timing of outplacement services to be received shall be determined by Executive, provided that all costs under this subsection must be incurred, and all applicable payments to the outplacement firm made, within twelve (12) months following Executive’s Separation from Service;

g.
Corporation shall pay Executive a stipend equal to $1,377,661. This payment shall be made in 26 bi-weekly payments equal to $52,986.96 each. The payments will commence on the first payroll date following the final salary continuation payment identified above in Paragraph 3.a.

h.
Corporation shall transfer to Executive the title to the Corporation’s Cadillac automobile in Executive’s use immediately prior to his Separation from Service on the eighth (8th) day following Executive’s execution of this Release Agreement without revocation.

i.	All payments provided for under this Paragraph 3 shall have all applicable and legally required income and employment taxes withheld.

j.
The Corporation and Executive believe that the payments set forth above are scheduled to be paid and will be paid in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that this Release Agreement provides for deferred compensation under Section 409A of the Code, this Release Agreement is intended to comply with Code Section 409A and is to be construed accordingly. Notwithstanding the foregoing, any taxes, penalties and interest that Executive may incur as a result of Code Section 409A are Executive’s obligation and not the obligation of the Corporation or Chemical Bank.

k.
Should Executive die on or after the eighth (8th) day following execution of this Release without revocation but before the commencement or receipt of all payments and benefits provided for hereunder (except outplacement), such remaining payments and benefits shall commence or continue to be paid at the times specified herein in accordance with Executive’s Will, Trust, or the laws of descent and distribution.

4.
Any fringe benefits that Executive has received or currently is receiving from the Corporation shall cease effective on his Separation from Service, except that the Corporation shall transfer title to the Corporation’s Cadillac as provided under Paragraph 3(h) to the Executive, and as otherwise provided for in this Release Agreement. Executive shall be entitled to benefits under the Corporation’s retiree medical plan in accordance with the terms of such plan as in effect from time to time. Notwithstanding the foregoing, the Corporation retains the right to amend or terminate the retiree medical plan at any time, as long as any modification to such plan shall have the same effect on Executive as on any similarly-situated retirees.

5.
Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the termination benefits provided by this Release Agreement by seeking employment or otherwise, provided that Executive continues to comply with the terms hereof. However, should Executive obtain other employment during any time that he is receiving payments or benefits pursuant to this Release Agreement, Executive will have no duty or obligation to offset such payments or benefits against any pay or benefits due to him under this Release Agreement.

6.
In exchange for the consideration provided herein, including but not limited to Paragraph 3 hereof, Executive waives, releases and forever discharges the Corporation, and each of its direct or indirect parents, subsidiaries, affiliates and related entities, and any partnerships, joint ventures or other entities involving or related to the Corporation, or any of its respective affiliates, and each of the present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities, (collectively referred to in this Release Agreement as the “Released”), from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive’s employment or other relationships with and Separation from Service from the Corporation, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release Agreement is executed. This release includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorneys’ fees; employment discrimination arising under any federal, state, or local civil rights or antidiscrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States. Notwithstanding anything else in this Release Agreement to the contrary, nothing in this Release Agreement shall be construed to waive, release or discharge (i) the Corporation from making any payments and performing any obligations to Executive under any tax-qualified retirement plan or supplemental executive retirement plan sponsored by the Corporation, or any benefits provided in accordance with the terms of this Release Agreement, or Executive’s right to the receipt of benefits, whether in the form of cash, shares or options to purchase shares, pursuant to the Corporation’s Stock Incentive Plan of 2006, Stock Incentive Plan of 2012, Stock Incentive Plan of 2015 and Stock Incentive Plan of 2017 (in the aggregate, the “Stock Plans”), as applicable, but with Executive’s rights under the Stock Plans revised in accordance with the terms of this Release Agreement, or (ii) any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq., after the date on which this Release Agreement is executed by Executive; or (iii) any right of defense and/or indemnity afforded Executive under the articles of incorporation and bylaws of the Corporation or Chemical Bank; or (iv) any rights afforded Executive under this Release Agreement.

7.	Executive acknowledges and agrees that Executive has been advised in writing by this Release Agreement, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release Agreement.

8.
Executive acknowledges that Executive received a copy of this Release Agreement prior to executing the Release Agreement, that this Release Agreement incorporates the Corporation’s FINAL OFFER; that Executive has been given a period of at least twenty-one (21) calendar days within which to consider this Release Agreement and its terms and to consult with an attorney should Executive so elect. Executive may waive the twenty-one (21) day period at Executive’s discretion.

9.
If this Release Agreement is executed by the parties, Executive shall have seven (7) calendar days following Executive’s execution of this Release Agreement to revoke this Release Agreement. Any revocation of this Release Agreement shall be made in writing by Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of Executive’s execution of this Release Agreement by the Chairman of the Board at: Chemical Financial Corporation, Attn: Chairman of the Board of Directors, 2301 W. Big Beaver Road, Troy, MI 48084, or such other place as the Corporation may notify Executive in writing. This Release Agreement shall not become effective or enforceable until the eighth (8th) calendar day following Executive’s execution of this Release Agreement, provided Executive has not exercised his right to revoke this Release Agreement.

10.
Executive expressly acknowledges and agrees that Executive has obtained and may obtain confidential information concerning the business, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of Corporation, and those of third-parties that is not generally disclosed to persons not employed by Corporation or its subsidiaries. Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally. Executive shall not disclose to any other person the Confidential Information at any time during or after termination of the Employment. Executive’s commitments in this Section shall continue in effect after Separation from Service. The parties agree that any breach of the covenants in this Section may cause the Corporation irreparable harm and injunctive relief shall be appropriate.

11.
If Executive is deemed to have materially breached this Release Agreement, including, without limitation, the release set forth herein, the Corporation may, in addition to any other remedy the Corporation may have, withhold or cancel any remaining payments or benefits due to Executive pursuant to Paragraph 3 of this Release Agreement or otherwise. Before withholding any payments pursuant to this Paragraph, the Corporation shall first give Executive written notice of the material breach and provide thirty (30) calendar days in which to cure the breach. If Executive violates any of these restrictions, the Corporation may be further entitled to immediate Preliminary Injunctive Relief, without bond, in addition to any other remedy which may be available to the Corporation. In the event a court of competent jurisdiction ultimately rules on any matter under this Paragraph, the losing party shall be responsible for payment of the reasonable attorneys’ fees of the successful party.

12.
Executive represents that he has returned all Corporation property to the Corporation except that Executive has in his possession notebooks he kept during his tenure. Executive shall return those notebooks within 14 days of the execution of this Release Agreement.

13.
Inventions, Discoveries and Improvements. Executive hereby agrees to assign and transfer to the Corporation, its successors and assigns, Executive’s entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which he may discover to develop, either solely or jointly with others, during Executive’s employment hereunder and for a period of one year after termination of such employment, which would relate in any way to the business of the Corporation or any Affiliate of the Corporation, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Executive shall notify the Corporation thereof and shall execute and deliver to the Corporation, without further compensation, such documents as may be necessary to assign and transfer to the Corporation Executive’s entire right, title and interest in and to such invention, discovery trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Corporation. Executive’s obligations under this Section 12 shall continue in effect, as to inventions, discoveries and improvements covered by this Section 12, notwithstanding any termination of the employment or this Agreement.

14.	Noncompetition and Nonsolicitation.

a.
In view of Executive’s importance to the success of the Corporation, the Corporation would likely suffer significant harm from Executive’s competing with Corporation during the Restricted Period as defined in this Article. Accordingly, Executive agrees that Executive shall not engage in competitive activities during the Restricted Period. Executive shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Corporation, (i) in any county in which the Corporation has a branch office, ATM, loan processing center or any other facility, and all contiguous counties, (including the municipalities therein), render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Corporation in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise in any county in which the Corporation has a branch office, ATM, loan processing center or any other facility, and all contiguous counties, (including all municipalities therein) which competes directly or indirectly with the business of Corporation in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than one (1) percent of any class of publicly traded securities of a competitor; nor shall Executive, by way of example, be prohibited from being employed in businesses or organizations that are not competitive with the Corporation, such as educational institutions where Executive could act in the capacity of either an administrator or a professor, being employed in a private for-profit corporation that is not related in any way to the financial services industry and does not provide financial services of any type, working for a governmental regulatory agency other than one involved in banking, insurance or securities products and services, either as a consultant or in an appointed position, whether that be for local, state or federal position, being involved in the development of real estate projects, whether as an owner or a member of management, or from being a director or board member for a for-profit organization that is not in the business of financial services. For purposes of this Paragraph 14, the term “Restricted Period” shall equal thirty-six (36) months, commencing as of the date of the Separation from Service.

b.
During the Restricted Period, Executive agrees that Executive shall not, in any manner directly (i) solicit by mail, by telephone, by personal meeting, or by any other means, any customer or prospective customer of Corporation to whom Executive provided services, or for whom Executive transacted business, or whose identity become known to Executive in connection with Executive’s services to Corporation (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Corporation or reduce or refrain from doing any business with the Corporation or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Corporation and any such customer or prospective customer, or any shareholder of the Corporation. The term “solicit” as used in this Paragraph 14 means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of Corporation.

c.
During the Restricted Period, Executive agrees that Executive shall not, in any manner directly solicit any person who is an employee of Corporation to apply for or accept employment or a business opportunity with any other person or entity.

d.	The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

e.	This Section shall survive the Separation from Service.

15.
Executive must provide the Corporation for a period of six (6) months after the Separation of Service with consulting services regarding matters within the scope of Executive’s former duties upon request by the Corporation’s Chief Executive Officer; provided, however, that Executive will only be required to provide those service by telephone at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments.

16.
Executive and the Corporation acknowledge that they have read and understand this Release Agreement, that they have had adequate time to consider this Release Agreement and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release Agreement, that they are knowingly and voluntarily entering into this Release Agreement, and that they are competent to enter into this Release Agreement.

17.
This Release Agreement shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devises and legal or personal representatives.

18.
This Release Agreement and the Waiver of Notice set forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release Agreement, except that this Release Agreement shall not in any way modify, change, amend or reduce any benefits in which Executive has vested rights and to which Executive is entitled before entering into this Release Agreement. This Release Agreement may not be modified or amended except by a written agreement intended as such, and signed by all parties.

19.
Upon Executive’s timely completion and submission of any required application and tax forms, Executive’s entire account balance in the Chemical Financial Corporation Deferred Compensation Plan will be paid to Executive on the first payroll date of the seventh (7th) month after Executive’s Separation from Service.

20.
Upon Executive’s timely completion and submission of any required application and tax forms, Executive’s entire benefit under the Chemical Financial Corporation Supplemental Executive Retirement Plan will be paid to Executive on the first payroll period of the seventh (7th) month after Executive’s Separation from Service.

21.
The Corporation believes that the acquisition of Talmer did not constitute a “Change in Control” as defined in Internal Revenue Code Section 280G that would have triggered the Code Section 280G parachute cap limitation in Section 8 of the Employment Agreement.

a.
However, notwithstanding anything in this Release Agreement to the contrary, and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Release Agreement or otherwise) (a "Payment") would but for this Paragraph 21 be subject to the excise tax imposed by Code Section 4999, or any comparable successor provisions (the "Excise Tax"), then the Payments either shall be (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent that would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Paragraph 21 shall be made in writing in good faith by the Corporation’s independent certified public accountants, appointed prior to any Change in Control (as defined under Code Section 280G(b)(2)), and/or tax counsel selected by such accountants (the “Accounting Firm”), in accordance with the principles of Code Section 280G. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments that are included in full as parachute payments, (ii) second from equity awards that are included in full as parachute payments, (iii) third from cash payments that are partially included as parachute payments and (iv) from equity awards that are partially included as parachute payments, in each instance provided that Code Section 409A is complied with and the Payments to be made later in time are to be reduced before Payments to be made sooner in time. For purposes of making the calculations required by this Paragraph 21, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Corporation and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Paragraph 21. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.

b.
If, notwithstanding any reduction described in this Paragraph 21, the Internal Revenue Service (the "IRS") determines that Executive is liable for the Excise Tax as a result of the receipt of the Payments as described above, then Executive shall be obligated to pay back to the Corporation, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the "Repayment Amount." The Repayment Amount with respect to the Payments shall be the smallest such amount, if any, as shall be required to be paid to the Corporation so that Executive's net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

c.
Notwithstanding any other provision of this Paragraph 21, if (i) there is a reduction in the Payments as described in this Paragraph 21, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's Payments had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Corporation shall pay to Executive those Payments that were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the Payments are maximized.

22.	Except to the extent that federal law controls, this Release Agreement is to be construed according to Michigan law without regard to its conflict of laws principles.

23.
If any provision of this Release Agreement is determined to be unenforceable, at the discretion of the Corporation, the remainder of this Release Agreement shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.

[signatures on page 9]

To signify their agreement to the terms of this Release Agreement, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.

EXECUTIVE: /s/ David B. Ramaker
Dated:    August 9, 2017                        David B. Ramaker

CHEMICAL FINANCIAL CORPORATION
Dated:    August 9, 2017                By: /s/ Gary Torgow
Name: Gary Torgow
Title: Chairman of the Board

WAIVER OF 21 DAY NOTICE PERIOD

I have been provided with the General Release Agreement (“Agreement”) between Chemical Financial Corporation and Chemical Bank (collectively with all its affiliates, the “Corporation”), on the one hand, and David B. Ramaker (“Executive”), on the other hand.

I understand that I have twenty-one (21) days from the date the Agreement was presented to me to consider whether or not to sign the Agreement. I further understand that I have the right to seek counsel prior to signing the Agreement.

I am knowingly and voluntarily signing and returning the Agreement prior to the expiration of the twenty-one (21)-day consideration period. I understand that I have seven (7) days from signing the Agreement to revoke the Agreement, by delivering a written notice of revocation to the Chairman of the Board, Chemical Financial Corporation, 2301 W. Big Beaver Rd., Troy, MI 48084.

Dated:    August 9, 2017

/s/ David B. Ramaker                                             David B. Ramaker
Executive

FIRST AMENDMENT TO GENERAL RELEASE AGREEMENT

This is the First Amendment (“Amendment”) to the General Release Agreement entered into between Chemical Financial Corporation and Chemical Bank (collectively with all of their affiliates, the “Corporation”), on the one hand, and David B. Ramaker (“Executive”), on the other hand.

WHEREAS, the parties to this Amendment entered into a General Release Agreement effective as of August 8, 2017 (“Release Agreement”) regarding Executive’s Separation from Service; and

WHEREAS, the parties have determined that various elections were made by Executive regarding his account balance in the Chemical Financial Corporation Deferred Compensation Plan and the Chemical Financial Corporation Supplemental Executive Retirement Plan prior to his Separation from Service; and

WHEREAS, the parties have determined that it is appropriate to enter into this Amendment to modify the provisions of paragraphs 19 and 20 of the Release Agreement to reflect these elections; and

WHEREAS, capitalized terms shall have the same meaning as set forth in the Release Agreement;

NOW THEREFORE, in consideration of the covenants and agreements set forth herein, the parties agree as follows:

1.	Paragraph 19 of the Release Agreement is hereby superseded and replaced in its entirety by the following paragraph:

19.    Upon Executive’s timely completion and submission of any required application and tax forms, Executive’s account balance in the Chemical Financial Corporation Deferred Compensation Plan as it existed on August 31, 2016 (which will continue to reflect Executive’s investment elections from September 1, 2016 through the date of payment) shall be paid to Executive on the first payroll date of the seventh (7th) month after Executive’s Separation from Service. The account balance which accrued after August 31, 2016 shall be paid in accordance with the Executive’s elections under the Deferred Compensation Plan, but in no event will it be paid to Executive before the first payroll date of the seventh (7th) month after Executive’s Separation from Service.

2.	Paragraph 20 of the Release Agreement is hereby superseded and replaced in its entirety by the following paragraph:

20.    Upon Executive’s timely completion and submission of any required application and tax forms, Executive’s account balance in the Chemical Financial Corporation Supplemental Executive Retirement Plan (“SERP”) as it existed on August 31, 2016 (increased by the interest rate as approved by the Board or Compensation Committee and in effect from September 1, 2016 to the date of payment) shall be paid to Executive on the first payroll period of the seventh (7th) month after Executive’s Separation from Service. The account balance in the SERP which accrued after August 31, 2016 shall be paid in accordance with the Executive’s elections under the Chemical Financial

Corporation Pension Plan but in no event will it be paid to Executive before the first payroll date of the seventh (7th) month after Executive’s Separation from Service.

3.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Amendment in enforcing its provisions to produce or account for more than one such counterpart. The parties also agree that this Amendment may be executed and exchanged by electronic mail or facsimile transmission, and such signature shall be treated as an original signature of full force and effect.

4.	The remaining provisions of the Release Agreement shall continue in full and binding effect.

To signify their agreement to the terms of this Amendment, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow. This Amendment shall become effective on the latest date set forth below.

EXECUTIVE

Dated: __August 9, 2017_______________        _/s/ David B. Ramaker_____________                                        David B. Ramaker

CHEMICAL FINANCIAL CORPORATION

Dated: __August 9, 2017_______________        __/s/ Gary Torgow_____________________
Name: Gary Torgow
Title: Chairman of the Board